Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-141075 Dated March 7, 2007
Eli Lilly and Company
Pricing Term Sheet

Issuer:	Eli Lilly and Company

Size:	$1,000,000,000	$700,000,000	$800,000,000

Maturity:	March 15, 2017	March 15, 2027	March 15, 2037

Coupon:	5.200%	5.500%	5.550%

Price:	99.930% of face amount	99.484% of face amount	99.378% of face amount

Yield to maturity:	5.209%	5.543%	5.593%

Spread to Benchmark Treasury:	0.720%	0.900%	0.950%

Benchmark Treasury:	4.625% due 02/15/2017	4.500% due 02/15/2036	4.500% due 02/15/2036

Benchmark Treasury Price and Yield:	101-02+ 4.489%	97-23+ 4.643%	97-23+ 4.643%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2007

Redemption Provisions:
Make-whole call	Make-whole plus 12.5 bps	Make-whole plus 20 bps	Make-whole plus 20 bps

CUSIP:	532457 BB3	532457 AZ1	532457 BA5

Settlement:	T+5; March 14, 2007

Ratings:	Moody's: Aa3
Standard & Poor's: AA

Denominations:	$2,000 x $1,000
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, J.P. Morgan Securities Inc. collect at (212) 834-4533 or Goldman, Sachs & Co. toll free 1-877-471-2526.